May 31, 2022

Leader Funds Trust

315 W. Mill Plain Blvd.,

Suite 204

Vancouver, Washington 98660

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Leader Short Term High Yield Bond Fund and Leader High Quality Floating Rate Fund, both series portfolios of the Leader Funds Trust (the “Trust”) that is included in Post-Effective Amendment No. 15 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-229484), and Amendment No. 17 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-23419), on Form N-1A of the Trust.

If you have any questions concerning the foregoing, please contact the undersigned at (513) 991-8472 or bo@fintechlegal.io.

Very truly yours,

/s/ Bo J. Howell

On behalf of FinTech Law